Exhibit 23.5

February 26, 2016

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No. 1, R & D Road 1

Hsinchu Science Park

Hsinchu City, 30076

Republic of China

Attention: Mr. Shih-Jye Cheng

Form of Consent of United States Tax Counsel

Dear Sirs:

You have requested our opinion as special United States tax counsel concerning the legal conclusions contained under the caption “Special Factors - Material U.S. Federal Income Tax Consequences of the Merger” as they relate to U.S. federal income tax matters associated with the merger described below (the “Opinion”) in the Registration Statement on Form F-4 (the “Registration Statement”) filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, in connection with a proposed merger (the “Merger”) of ChipMOS TECHNOLOGIES (Bermuda) LTD. with and into ChipMOS TECHNOLOGIES INC.

We hereby consent to the filing of the Opinion as an exhibit to the Registration Statement. We also consent to the references to us under the captions “Special Factors - Background of the Merger” and “Special Factors - Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.

Sincerely,